Exhibit 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:       April 25, 2008

SKYWEST, INC. CONFIRMS PROPOSAL TO EXPRESSJET HOLDINGS, INC.

St. George, Utah—SkyWest, Inc. (NASDAQ: SKYW) today confirmed that it made a proposal to acquire all of the outstanding shares of ExpressJet Holdings, Inc. common stock for $3.50 per share in cash.  SkyWest’s proposal was not subject to a financing condition, but was subject to the completion of due diligence, certain clarification or amendments to the collective bargaining agreement between ExpressJet and its pilots and certain other customary approvals and conditions.  SkyWest has negotiated the principal terms of a new Capacity Purchase Agreement with Continental Airlines, which is intended to become effective upon satisfactory completion of due diligence and consummation of the proposed transaction.  SkyWest is disappointed that ExpressJet’s Special Committee rejected SkyWest’s premium proposal, which SkyWest believes provides full and fair value to ExpressJet’s stockholders.  SkyWest is also dismayed that ExpressJet did not honor SkyWest’s request to begin due diligence at the time SkyWest made its proposal.  SkyWest intends to review its alternatives with respect to its proposal to acquire ExpressJet, which could include, among other things, altering or withdrawing its proposal and/or not participating in any formal process established by the Special Committee and its advisors.

“We believe our offer is consistent with our strategy of pursuing viable opportunities to enhance shareholder value, while also offering value to Continental through a new code-share relationship” commented Bradford R. Rich, SkyWest Executive Vice President and Chief Financial Officer.  “Based upon the information available to us, and subject to the completion of due diligence which we hope to undertake promptly, we believe a transaction can be structured with ExpressJet which would be accretive to our shareholders.”

SkyWest Airlines, based in St. George, Utah, and Atlantic Southeast Airlines (“ASA”), based in Atlanta, Georgia, are wholly owned subsidiaries of SkyWest.  SkyWest Airlines operates as United Express, Delta Connection and Midwest Connect carriers under contractual agreements with United Airlines, Delta Air Lines and Midwest Airlines.  ASA operates as a Delta Connection carrier under a contractual agreement with Delta Air Lines.  System-wide, SkyWest serves a total of approximately 229 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,585 daily departures.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: the willingness of ExpressJet to engage in negotiations regarding a prospective transaction, and the results of those negotiations, if conducted; the content of information obtained by SkyWest in the course of conducting due diligence with respect to a prospective transaction, or the inability of SkyWest to obtain the opportunity to conduct due diligence as requested; the ability of SkyWest and ExpressJet to negotiate and enter into definitive agreements with respect to the prospective transaction, and the terms and conditions of such an agreement, if executed; the inability to obtain amendments to existing collective bargaining agreements between ExpressJet and its pilots and other personnel; satisfaction of closing conditions, to the extent that a transaction can be negotiated; and the challenges of competing successfully in a highly competitive and rapidly changing industry.  Other factors that may cause actual results to vary from SkyWest’s expectations include developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest and its major partners regarding their contractual relationships; variations in market and economic conditions; the impact of global instability; rapidly escalating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including the section of SkyWest’s Annual Report on form 10-K, entitled “Risk Factors.”

With respect to any potential transaction involving ExpressJet Holdings, Inc., SkyWest has not made any determination as to whether to make an offer to purchase any shares of ExpressJet stock.  This release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any securities.  The solicitation and the offer to buy shares of common stock of ExpressJet, if SkyWest determines to do so, will only be made pursuant to an offer to purchase and related materials that would be filed by SkyWest with the Securities and Exchange Commission and would contain the full details of any offer.  If an offer to purchase is made, these materials should be carefully read by the stockholders of ExpressJet prior to making any decisions with respect to the offer because the materials would contain important information, including the terms and conditions of the offer and the manner in which stockholders may tender shares.  If an offer to purchase is made, the stockholders of ExpressJet will be able to obtain the offer to purchase and related materials with respect to the offer free of charge from the SEC’s website at www.sec.gov, from the information agent named in the tender offer materials or from SkyWest.